Exhibit 99.1

SYSCO ANNOUNCES CFO TRANSITION PROCESS

● Kenny Cheung to step down to accept another opportunity

● Brandon Sewell appointed interim CFO

● Company reaffirms 2026 adjusted EPS at the high end of guidance range

HOUSTON, March 5, 2026 – Sysco Corporation (NYSE:SYY) (“Sysco” or the “company”) today announced that Kenny Cheung, Executive Vice President and Chief Financial Officer, will step down to accept an opportunity at a Fortune 10 company in a different industry. Effective March 6, 2026, Sysco has appointed Brandon Sewell, a long-serving and accomplished leader within Sysco’s finance organization, as Interim CFO. Cheung will remain with the Company until April 17, 2026, to ensure a smooth transition.

Sewell joined Sysco in 2014 and has held various management roles of increasing responsibility within Sysco’s finance organization, most recently serving as Senior Vice President and CFO of Sysco’s U.S. business, the Company’s largest business unit. He brings deep institutional knowledge and a strong track record of financial leadership during his 12 years’ tenure. Previously, he was the head of finance for supply chain, the head of finance for merchandising and before that, led global financial planning and analysis (FP&A). Sewell holds an undergraduate degree from Brigham Young University and an MBA from Duke’s Fuqua School of Business. He will work closely with Sysco’s executive leadership team to ensure continuity and disciplined execution of the Company’s financial strategy.

“On behalf of our entire leadership team, I’d like to thank Kenny for his many contributions to Sysco,” said Kevin Hourican, Sysco’s Chair of the Board and Chief Executive Officer. “During his tenure, we significantly upskilled our finance organization, brought strong talent to our team, developed internal talent, modernized our financial processes and technology, and increased our Return on Invested Capital (ROIC) discipline to support our long-term strategy. Kenny helped build a strong financial foundation that positions us well for continued growth. We are grateful for his leadership impact, and we wish him success in his next chapter.”

Hourican continued, “Brandon is a trusted financial leader within Sysco who I have worked with closely for the past six years. He has earned the respect and trust of our entire organization including our Board. Brandon’s deep financial experience and strong understanding of our business gained through leading the finance function for supply chain, merchandising, and our largest business unit, positions him well as our interim CFO. We are confident in our business momentum, and we look forward to working with Brandon to continue executing our financial strategy.”

“I am honored to serve as Interim CFO and to support our business and our team during this transition. I have worked closely with Kenny for several years and look forward to partnering with him to ensure a smooth transition,” said Sewell. “We will remain focused on executing our strategy, maintaining financial discipline with our industry-leading balance sheet, and delivering value for our shareholders.”

“It has been a privilege to serve as CFO of Sysco,” said Cheung. “I am proud of the progress we have made to strengthen the talent and skills of our finance organization. Looking ahead, the Company is well positioned for the future, and I have confidence in its positive momentum and ability to drive consistent results. I look forward to following its continued success.”

Sysco also reaffirmed its fiscal year 2026 financial guidance for adjusted EPS at the high end of $4.50 to $4.60 and sales growth of 3%-5%. The company also remains confident in third quarter 2026 consensus adjusted EPS of $0.94 and USFS local case growth of at least 2.5% compared to the prior year.

About Sysco

Sysco is the global leader in selling, marketing and distributing food and related products to customers who prepare meals away from home. This includes restaurants, healthcare and educational facilities, lodging establishments, entertainment venues, and more. Sysco operates 337 distribution centers, in 10 countries, with 75,000 colleagues serving approximately 730,000 customer locations. The company generated sales of more than $81 billion in fiscal year 2025 that ended June 28, 2025.

As the world’s largest food-away-from-home distributor, Sysco offers customized supply chain solutions, bespoke specialty product offerings, and culinary support to drive customers to innovate and optimize their operations. We act as a trusted business partner to our customers, helping them grow through our industry-leading portfolio that includes fresh produce, premium proteins, specialty products, sustainably focused items, equipment and supplies, and innovative culinary solutions.

For more information, visit www.sysco.com. For important news and key information for Sysco investors, visit the Investor Relations section of the company’s website at investors.sysco.com.

SYY-INVESTORS

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal year 2026 include statements that are forward-looking or that express management’s beliefs, expectations or hopes and are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, among other things, our future financial performance and results, business strategy, plans, goals and objectives, including certain outlook, business trends, our dividend and share repurchase programs, our expectation of future macroeconomic conditions and other statements that are not historical facts, including our expectations regarding foot traffic and volume growth, and benefits to gross margins; and our expectations regarding our future growth, including growth in sales and earnings per share.

Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions, including those outside of Sysco’s control. Risks and uncertainties include without limitation: the impact of geopolitical, economic and market conditions and developments, including changes in global trade policies and tariffs and foreign conflicts; risks related to our business initiatives; periods of significant or prolonged inflation or deflation and their impact on our product costs, volume, foot traffic, and profitability generally; risks related to our efforts to implement our transformation initiatives and meet our other long-term strategic objectives; risks of interruption of supplies and increase in product costs; risks related to changes in consumer eating habits; and impact of natural disasters or adverse weather conditions, public health crises, adverse publicity or lack of confidence in our products, and product liability claims. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. For more information on these risks and other concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.